RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-208507

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated July 20, 2016
Pricing Supplement Dated July __, 2016 to the Product
Prospectus Supplement ERN-EI-1 Dated January 12, 2016,
Prospectus Supplement Dated January 8, 2016, and Prospectus
Dated January 8, 2016
$ __________ Barrier Booster Notes Linked to the STOXX® Europe 600 Banks Index, Due July 23, 2020 Royal Bank of Canada

Royal Bank of Canada is offering the Barrier Booster Notes (the “Notes”) linked to the performance of the STOXX® Europe 600 Banks Index (the “Reference Asset”).
The CUSIP number for the Notes is 78012KRG4. If the Final Level is greater than the Initial Level but the Percentage Change does not exceed the Booster Percentage of 58.50%, the Notes provide a fixed return equal to the Principal Amount plus the Booster Coupon. If the Final Level is greater than the Initial Level and the Percentage Change exceeds the Booster Percentage of 58.50%, the Notes provide a one-for-one positive return based upon the increase in the level of the Reference Asset.  If the Final Level is less than the Barrier Level (70% of the Initial Level), you will receive an amount at maturity that is proportionate to the decrease in the Reference Asset over the term of the Notes, and you may lose up to 100% of your initial investment.  Any payments on the Notes are subject to our credit risk.
Booster Coupon: 58.50%
Issue Date: July 27, 2016
Maturity Date: July 23, 2020
The Notes do not pay interest.  The Notes will not be listed on any securities exchange.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated January 8, 2016, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated January 12, 2016, and “Selected Risk Considerations” beginning on page P-6 of this terms supplement.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public	100.00%	$
Underwriting discounts and commissions	2.65%	$
Proceeds to Royal Bank of Canada	97.35%	$

The initial estimated value of the Notes as of the date of this terms supplement is $919.20 per $1,000 in principal amount, which is less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Pricing Date, which will not be less than $899.20 per $1,000 in principal amount.  The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.
If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $26.50 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $26.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-12 below.
We may use this terms supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Barrier Booster Notes Linked to the STOXX® Europe 600 Banks Index, Due July 23, 2020
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
Issuer:	Royal Bank of Canada (“Royal Bank”)
Issue:	Senior Global Medium-Term Notes, Series G
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Reference Asset:	STOXX® Europe 600 Banks Index
Bloomberg Ticker:	SX7P
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Pricing Date:	July 20, 2016
Issue Date:	July 27, 2016
CUSIP:	78012KRG4
Valuation Date:	July 20, 2020
Payment at Maturity (if held to maturity):
If, on the Valuation Date, the Percentage Change is positive, but does not exceed the Booster Percentage, then the investor will receive an amount equal to the principal amount plus the Booster Coupon.
If, on the Valuation Date, the Percentage Change is greater than the Booster Percentage, then the investor will receive an amount equal to:

Principal Amount + (Principal Amount x Percentage Change)

If, on the Valuation Date, the Percentage Change is less than or equal to 0%, but not by more than the Barrier Percentage (that is, the Percentage Change is between zero and -30%), then the investor will receive the principal amount only.
If, on the Valuation Date, the Percentage Change is negative, by more than the Barrier Percentage (that is, the Percentage Change is between -30.01% and -100%), then the investor will receive a cash payment equal to:
Principal Amount + (Principal Amount x Percentage Change)
In this case, you will lose all or a portion of the principal amount of the Notes.

Percentage Change:	The Percentage Change, expressed as a percentage, is calculated using the following formula: Final Level - Initial Level Initial Level
Initial Level:	The closing level of the Reference Asset on the Pricing Date.
Final Level:	The closing level of the Reference Asset on the Valuation Date.

P-2	RBC Capital Markets, LLC

Barrier Booster Notes Linked to the STOXX® Europe 600 Banks Index, Due July 23, 2020
Booster Percentage:	58.50%
Booster Coupon:	58.50% of the principal amount
Barrier Percentage:	30%
Barrier Level:	70% of the Initial Level
Maturity Date:	July 23, 2020, subject to extension for market and other disruptions, as described in the product prospectus supplement dated January 12, 2016.
Term:	Four years
Principal at Risk:
The Notes are NOT principal protected.  You may lose all or a substantial portion of your principal amount at maturity if there is a percentage decrease from the Initial Level to the Final Level of more than 30%.

Calculation Agent:	RBCCM
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated January 12, 2016 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 8, 2016).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated January 12, 2016, as modified by this terms supplement.

P-3	RBC Capital Markets, LLC

Barrier Booster Notes Linked to the STOXX® Europe 600 Banks Index, Due July 23, 2020
ADDITIONAL TERMS OF YOUR NOTES
You should read this terms supplement together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016 and the product prospectus supplement dated January 12, 2016, relating to our Senior Global Medium-Term Notes, Series G, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this terms supplement carefully.
This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 8, 2016 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated January 12, 2016, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
Prospectus Supplement dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
Product Prospectus Supplement ERN-EI-1 dated January 12, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000114036116047560/form424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

P-4	RBC Capital Markets, LLC

Barrier Booster Notes Linked to the STOXX® Europe 600 Banks Index, Due July 23, 2020
HYPOTHETICAL RETURNS
The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Initial Level, the Final Level or the level of the Reference Asset on any trading day prior to the Maturity Date. All examples assume that a holder purchased Notes with an aggregate principal amount of $1,000, a Barrier Percentage of 30% (the Barrier Level is 70% of the Initial Level), a Booster Percentage of 58.50%, a Booster Coupon of 58.50% of the principal amount, and that no market disruption event occurs on the Valuation Date.
Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive, but less than the Booster Percentage.
	Percentage Change:	5%
	Payment at Maturity:	$1,000 + ($1,000 x 58.50%) = $1,000 + $585 = $1,585
	On a $1,000 investment, a 5% Percentage Change results in a Payment at Maturity of $1,585, a 58.50% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive and exceeds the Booster Percentage.
	Percentage Change:	65%
	Payment at Maturity:	$1,000 + ($1,000 x 65%) = $1,000 + $650 = $1,650
	On a $1,000 investment, a 65% Percentage Change results in a Payment at Maturity of $1,650, a 65% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Barrier Percentage).
	Percentage Change:	-10%
	Payment at Maturity:	At maturity, if the Percentage Change is negative BUT not by more than the Barrier Percentage, then the Payment at Maturity will equal the principal amount.
	On a $1,000 investment, a -10.00% Percentage Change results in a Payment at Maturity of $1,000, a 0% return on the Notes.

Example 4—	Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Barrier Percentage).
	Percentage Change:	-35%
	Payment at Maturity:	$1,000 + ($1,000 x -35%) = $1,000 - $350 = $650
	On a $1,000 investment, a -35% Percentage Change results in a Payment at Maturity of $650, a -35% return on the Notes.

P-5	RBC Capital Markets, LLC

Barrier Booster Notes Linked to the STOXX® Europe 600 Banks Index, Due July 23, 2020
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Asset.  These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes,” beginning on page PS-4 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
•	Principal at Risk — Investors in the Notes could lose some or all or a substantial portion of their principal amount if the level of the Reference Asset declines by more the Barrier Percentage. You will lose one percent of the principal amount of your Notes for each 1% that the Final Level is less than the Initial Level if the Final Level is less than 30% of the Initial Level.
•	The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are Royal Bank’s senior unsecured debt securities. As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time. This will be the case even if the level of the Reference Asset increases after the Pricing Date. No assurance can be given as to what our financial condition will be at the maturity of the Notes.
•	There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so. RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.
•	You Will Not Have Any Rights to the Securities Included in the Reference Asset — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Reference Asset would have. The Final Level will not reflect any dividends paid on the securities included in the Reference Asset, and accordingly, any positive return on the Notes may be less than the potential positive return on the securities included in the Reference Asset.
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public — The initial estimated value set forth on the cover page and that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the level of the Reference Asset, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal

P-6	RBC Capital Markets, LLC

Barrier Booster Notes Linked to the STOXX® Europe 600 Banks Index, Due July 23, 2020
funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.
•	The Initial Estimated Value of the Notes on the Cover Page and that We Will Provide in the Final Pricing Supplement Are Estimates Only, Calculated as of the Time the Terms of the Notes Are Set — The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimates are based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.
The value of the Notes at any time after the Pricing Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
•	An Investment in the Notes Is Subject to Risks Relating to Non-U.S. Securities Markets — Because foreign equity securities included in the Reference Asset are publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, an investment in the securities involves particular risks. For example, the non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
•	The Payments on the Notes Will Not Be Adjusted For Changes in Exchange Rates Relative to the U.S. Dollar Even Though the Securities Comprising the Reference Asset Are Traded in Foreign Currencies and the Notes Are Denominated in U.S. Dollars — Although the equity securities comprising the Reference Asset are traded in non-U.S. currencies, and the Notes are denominated in U.S. dollars, the amount payable on the Notes at maturity, if any, will not be adjusted for changes in the exchange rate between the U.S. dollar and those currencies. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the level of the Reference Asset, and therefore the Notes. The amount we pay in respect of the Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this document.
•	The Securities Comprising the Reference Asset Are Concentrated in One Sector — All of the equity securities comprising the Reference Asset are issued by companies in the European financial services sector. As a result, the equity securities that will determine the return on the Notes are concentrated in one sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the equity securities comprising the Reference Asset, the return on the Notes will be subject to certain risks associated with a direct equity investment in companies in the financial services sector. Accordingly, by investing in the Notes, you will not benefit from the diversification that could result from an investment linked to companies that operate in multiple sectors.
•	A Limited Number of the Securities Comprising the Reference Asset May Affect the Level of the Reference Asset, and the Reference Asset Is Not Necessarily Representative of the Financial Services Industry — As of June 30, 2016, the top five equity securities in the Reference Asset constituted 41.24% of the total weight of the Reference Asset and the top ten equity securities in the Reference Asset constituted 61.97% of

P-7	RBC Capital Markets, LLC

Barrier Booster Notes Linked to the STOXX® Europe 600 Banks Index, Due July 23, 2020
the total weight of the Reference Asset. Any reduction in the market price of those securities is likely to have a substantial adverse impact on the level of the Reference Asset and the value of the Notes.
•	Market Disruption Events and Adjustments — The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

P-8	RBC Capital Markets, LLC

Barrier Booster Notes Linked to the STOXX® Europe 600 Banks Index, Due July 23, 2020
INFORMATION REGARDING THE REFERENCE ASSET

All disclosures contained in this terms supplement regarding the Reference Asset, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, STOXX Limited (“STOXX” or “Reference Asset sponsor”).  STOXX, which owns the copyright and all other rights to the Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the Reference Asset. The consequences of STOXX discontinuing publication of the Reference Asset are discussed in the section of the product prospectus supplement entitled “General Terms of the Notes— Unavailability of the Level of the Reference Asset on a Valuation Date.” Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of the Reference Asset or any successor index.
The Reference Asset was created by STOXX, which is owned by Deutsche Börse AG. Publication of the Reference Asset began in June 1998, based on an initial index value of 100 at December 31, 1991. The Reference Asset is reported daily on the Bloomberg Professional® service under the symbol “SX7P” and on the STOXX website. Information contained in the STOXX website is not incorporated by reference in, and should not be considered a part of, this terms supplement.
Computation and Maintenance of the Reference Asset
The Reference Asset is one of 19 STOXX® Europe 600 Supersector indices that compose the STOXX® Europe 600 Index. The STOXX® Europe 600 Index contains the 600 largest stocks by free float market capitalization traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobile and parts, banks, basic resources, chemicals, construction and materials, financial services, food and beverage, health care, industrial goods and services, insurance, media, oil and gas, personal and household goods, real estate, communications, retail, technology, travel and leisure and utilities. Each of the 19 STOXX® Europe 600 Supersector indices contain the companies of the STOXX® Europe 600 Index that fall within the relevant supersector, determined by reference to the Industry Classification Benchmark (“ICB”), an international system for categorizing companies that is maintained by FTSE International Limited. The Reference Asset includes companies in the banks supersector, which tracks companies providing a broad range of financial services, including retail banking, loans and money transmissions. As of July 19, 2016, the Reference Asset includes 48 stocks.
The Reference Asset is weighted by free float market capitalization.  As of June 30, 2016, the top 10 companies included in the Reference Asset according to their index weights were as follows:
Company	Weight (%)
HSBC Holdings plc	15.86
Banco Santander S.A.	7.07
BNP Paribas	6.35
UBS Group AG	5.98
Lloyds Banking Group	5.98
ING Group	5.08
Banco Bilbao Vizcaya Argentaria, S.A.	4.69
Barclays plc	4.03
Intesa Sanpaolo	3.50
Nordea Bank AB	3.43

P-9	RBC Capital Markets, LLC

Barrier Booster Notes Linked to the STOXX® Europe 600 Banks Index, Due July 23, 2020
The composition of each of the STOXX® Europe 600 Supersector indices is reviewed quarterly, based on the closing stock data on the last trading day of the month following the implementation of the last quarterly index review. The component stocks are announced on the fourth Tuesday of the month immediately prior to the review implementation month. Changes to the component stocks are implemented on the third Friday in each of March, June, September and December and are effective the following trading day.
The free float factors for each component stock used to calculate the Reference Asset, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.
The STOXX® Europe 600 Index is also reviewed on an ongoing basis, and any changes affecting the STOXX® Europe 600 Index are also applied to the relevant STOXX® Europe 600 Supersector index. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the STOXX® Europe 600 Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.
Calculation of the Reference Asset
The Reference Asset is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the index value can be expressed as follows:
Index =	free float market capitalization of the index
divisor of the index
The “free float market capitalization of the index” is equal to the sum of the products of the price, number of shares, free float factor, weighting cap factor and exchange rate from local currency into index currency for each component stock as of the time the Reference Asset is being calculated.
All components of each STOXX® Europe 600 Supersector index, including the Reference Asset, are subject to a 30% cap for the largest company and a 15% cap for the second-largest company. The weighting cap factors are published on the second Friday of each March, June, September and December, one week prior to quarterly review implementation, and calculated using Thursday’s closing prices. In addition, an intra-quarter capping will be triggered if the largest company exceeds 35% or the second-largest exceeds 20%.
The Reference Asset is also subject to a divisor, which is adjusted to maintain the continuity of index values despite changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.
License Agreement
Royal Bank of Canada has entered into a non-exclusive license agreement with STOXX, which grants us a license in exchange for a fee to use the Reference Asset in connection with the issuance of certain securities, including the Notes.
STOXX has no relationship to Royal Bank of Canada, other than the licensing of the Reference Asset and its service marks for use in connection with the Notes.
STOXX does not:
▪	sponsor, endorse, sell or promote the Notes.
▪	recommend that any person invest in the Notes or any other financial products.
▪	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Notes.
▪	have any responsibility or liability for the administration, management or marketing of the Notes.
▪	consider the needs of the Notes or the owners of the Notes in determining, composing or calculating the Reference Asset or have any obligation to do so.
STOXX will not have any liability in connection with the Notes.  Specifically, STOXX does not make any warranty, express or implied, and STOXX disclaims any warranty about:
•	the results to be obtained by the Notes, the owner of the Notes or any other person in connection with the use of the Reference Asset and the data included in the Reference Asset;

P-10	RBC Capital Markets, LLC

Barrier Booster Notes Linked to the STOXX® Europe 600 Banks Index, Due July 23, 2020
•	the accuracy or completeness of the Reference Asset or its data;
•	the merchantability and the fitness for a particular purpose or use of the Reference Asset or its data;
•	any errors, omissions or interruptions in the Reference Asset or its data; and
•	any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX knows that they might occur.
The licensing relating to the use of the Reference Asset and trademark referred to above by Royal Bank of Canada is solely for the benefit of Royal Bank of Canada, and not for any other third parties.

P-11	RBC Capital Markets, LLC

Barrier Booster Notes Linked to the STOXX® Europe 600 Banks Index, Due July 23, 2020
Historical Information
The graph below sets forth the information relating to the historical performance of the Reference Asset. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the Reference Asset. The information provided in this table is for the four calendar quarters of 2012, 2013, 2014 and 2015, the first two quarter of 2016 and for the period from July 1, 2016 to July 19, 2016.
We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.
STOXX® Europe 600 Banks Index (SX7P)
Period Start Date	Period End Date	High Intra-Day Level	Low Intra-Day Level	Period-End Closing Level
1/1/2012	3/31/2012	161.35	125.70	149.32
4/1/2012	6/30/2012	150.87	118.77	132.79
7/1/2012	9/30/2012	156.83	120.50	147.70
10/1/2012	12/31/2012	166.06	147.55	163.19

1/1/2013	3/31/2013	180.06	160.83	163.21
4/1/2013	6/30/2013	184.71	155.98	160.55
7/1/2013	9/30/2013	190.68	157.33	182.79
10/1/2013	12/31/2013	197.41	181.84	194.21

1/1/2014	3/31/2014	209.50	190.78	199.92
4/1/2014	6/30/2014	208.73	191.50	192.32
7/1/2014	9/30/2014	206.44	183.14	200.12
10/1/2014	12/31/2014	201.25	173.86	188.77

1/1/2015	3/31/2015	216.85	174.77	214.28
4/1/2015	6/30/2015	223.93	208.36	212.36
6/1/2015	9/30/2015	227.47	177.26	184.39
10/1/2015	12/31/2015	198.60	172.77	182.63

1/1/2016	3/31/2016	182.43	130.03	144.38
4/1/2016	6/30/2016	158.12	117.53	125.48
7/1/2016	7/18/2016	133.83	116.29	132.13
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-12	RBC Capital Markets, LLC

Barrier Booster Notes Linked to the STOXX® Europe 600 Banks Index, Due July 23, 2020
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We expect that delivery of the Notes will be made against payment for the Notes on or about July 27, 2016, which is the fifth (5th) business day following the Pricing Date (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date before the issue date will be required, by virtue of the fact that the Notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.See “Plan of Distribution” in the prospectus dated January 8, 2016. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution - Conflicts of Interest” in the prospectus dated January 8, 2016.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Asset.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value included in this terms supplement or in the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Asset, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the Pricing Date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

P-13	RBC Capital Markets, LLC